Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

LYNTRIS INC.

Lyntris Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

A.	The name of the Corporation is Lyntris Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 1, 2026.

B.

This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and restates, integrates and further amends the provisions of the Corporation’s Certificate of Incorporation.

C.	The text of the Certificate of Incorporation is amended and restated to read as set forth in Exhibit A attached hereto.

IN WITNESS WHEREOF, Lyntris Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by Brian Liew, a duly authorized officer of the Corporation, on July 7, 2026.

/s/ Brian Liew
Name:	Brian Liew
Title:	Vice President

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

LYNTRIS INC.

ARTICLE ONE.

The name of the company (the “Corporation”) is: Lyntris Inc.

ARTICLE TWO.

The address of the registered office of the Corporation in the State of Delaware is: 1521 Concord Pike, Suite 201, Wilmington, County of New Castle, Delaware, 19803. The name of the registered agent of the Corporation at such address is United Agent Group Inc.

ARTICLE THREE.

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOUR.

The total number of shares of stock which the Corporation shall have authority to issue is 1,000,000,000 shares of Common Stock, each of which shall have a par value of $0.001 per share.

ARTICLE FIVE.

The name and mailing address of the Incorporator is as follows:

Brian Liew

2021 McKinney Ave, Suite 1200

Dallas, Texas 75201

ARTICLE SIX.

In furtherance and not in limitation of the powers conferred by statute, the bylaws of the Corporation may be made, altered, amended or repealed by the stockholders or by a majority of the entire board of directors of the Corporation (the “Board”).

ARTICLE SEVEN.

Elections of directors need not be by written ballot.

ARTICLE EIGHT.

The Corporation shall indemnify and hold harmless any person who was, is, or is threatened to be made a party to, or is otherwise involved in, a proceeding (as hereinafter defined) by reason of the fact that he or she (i) is or was a director or an officer of the Corporation or (ii) while a director or an officer of the Corporation, is or was at any such time serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, partner, venture, proprietor, trustee, employee or agent or in any other capacity while serving as a director, officer, partner, venture, proprietor, trustee, employee or agent (any such person, an “Indemnitee”), to the fullest extent permitted or required under the General Corporation Law of the State of Delaware (“DGCL”), as the same exists or may hereafter be amended (but, in case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment) against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith; provided, however, that except as otherwise provided in this Article VIII, with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors. Such right shall be a contract right and as such shall run to the benefit of any director or officer who is elected and accepts the position of director or officer of the Corporation or elects to continue to serve as a director or officer of the Corporation while this Article VIII is in effect.

Any repeal or amendment of this Article VIII shall be prospective only and shall not limit the rights of any such director or officer or the obligations of the Corporation with respect to any claim arising from or related to the services of such director or officer in any of the foregoing capacities prior to any such repeal or amendment to this Article VIII. Such right shall include the right to be paid by the Corporation expenses (including, without limitation, attorneys’ fees and expenses) incurred in investigating or defending any such proceeding in advance of its final disposition (an “Advancement of Expenses”) to the maximum extent permitted under the DGCL, as the same exists or may hereafter be amended; provided, however, that if the DGCL so requires, an Advancement of Expenses incurred by an Indemnitee in such person’s capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (an “Undertaking”), by and on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this Article VIII or otherwise. If a claim for indemnification or Advancement of Expenses hereunder is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part the claimant shall also be entitled to be paid the expenses of prosecuting or defending such suit. It shall be a defense to any such action that such Indemnitee has not met any applicable standard for indemnification set forth in the DGCL or is not entitled to the requested Advancement of Expenses. In any suit brought by the Corporation to recover an Advancement of Expenses pursuant to an Undertaking, the Corporation shall be entitled to recover such expenses upon a Final Adjudication that the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to have made its determination prior to the commencement of such action that indemnification of, or Advancement of Expenses to, the Indemnitee is permissible in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL nor an actual determination by the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) that such indemnification or Advancement of Expenses is not permissible because the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that such Indemnitee has not met the applicable standard of conduct. In the event of the death of any person having a right of indemnification under the foregoing provisions, such right shall inure to the benefit of his or her heirs, executors, administrators, and personal representatives. The rights conferred above shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, bylaw, resolution of stockholders or directors, agreement, or otherwise. The Corporation may additionally indemnify any employee or agent of the Corporation and such other persons as may be permitted under the DGCL to the fullest extent permitted by law.

As used herein, the term “proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding.

ARTICLE NINE.

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith, or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or amendment of this Article IX by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation arising from an act or omission occurring prior to the time of such repeal or amendment. In addition to the circumstances in which a director of the Corporation is not personally liable as set forth in the foregoing provisions of this Article IX, a director shall not be liable to the Corporation or its stockholders to the fullest extent as permitted by any law existing on the date hereof or hereafter enacted, including without limitation any subsequent amendment to the DGCL.

ARTICLE TEN.

In connection with (i) any underwritten public offering of shares of the Corporation’s capital stock pursuant to an effective registration statement under the Securities Act of 1933, as amended (an “IPO”), or (ii) the listing of any class or series of the Corporation’s capital stock on any national securities exchange or quotation system (each, an “IPO Event”), the Board is hereby expressly authorized to impose such restrictions on the sale, offer for sale, pledge, transfer, hypothecation, or other disposition of shares of the Corporation’s capital stock (including any securities convertible into or exercisable or exchangeable for shares of the Corporation’s capital stock) as the Board determines in good faith to be necessary or advisable in connection with such IPO Event (a “Lock-Up Restriction”), for a period of seven hundred twenty (720) days (or such other period as the Board may determine in good faith) beginning on the pricing date (or such other commencement date as the Board may specify) of the applicable IPO Event.

Each holder of the Corporation’s capital stock, by virtue of holding of such shares, shall be deemed to have consented to and to be bound by any Lock-Up Restriction imposed pursuant to this Article, and the Corporation may implement and enforce any such Lock-Up Restriction by any lawful means, including (A) refusing to register any transfer in violation of the Lock-Up Restriction, (B) issuing stop-transfer instructions to its transfer agent and, if applicable, to any securities depository, and (C) requiring legends or comparable notations on certificates or book-entry positions to reflect the Lock-Up Restriction.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed as of the 7th day of July, 2026.

/s/ Brian Liew
Brian Liew
Vice President

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Amendment to Amended and Restated Certificate of Incorporation to Effectuate Reverse Stock Split

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

LYNTRIS INC., a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

FIRST: Upon the filing and effectiveness (the “Effective Time”) pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation, the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by adding the following paragraph at the end of Article IV:

“Each 2.53946234869015 shares of the Corporation’s common stock, par value

$0.001 per share (“Common Stock”), issued and outstanding or held by the Corporation in treasury stock immediately prior to the Effective Time shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof, subject to the treatment of fractional interests as described below. Notwithstanding the immediately preceding sentence, no fractional shares will be issued in connection with the reverse stock split. Any fractional share resulting from the reverse stock split that is equal to or greater than one-half (1⁄2) of a share shall be rounded up to the nearest whole share, and any fractional share that is less than one-half (1⁄2) of a share shall be rounded down, and the holder thereof shall receive cash in lieu of such fractional share equal to the fractional interest multiplied by the fair market value as determined by the Board in its reasonable discretion.”

SECOND: The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

THIRD: This Certificate of Amendment shall become effective as of July 17th, 2026 at 11:59 p.m., Eastern Time.

IN WITNESS WHEREOF, LYNTRIS INC., has caused this certificate to be duly executed in its corporate name this 17th Day of July, 2026.

By:	/s/ David Stinnett
Name: David Stinnett
Title: President